Exhibit 99.1

SPAR Group Announces Third Quarter 2013 Revenue Increase to $27.8 Million

WHITE PLAINS, N.Y., November 14, 2013 -- SPAR Group, Inc. (NASDAQ: SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced financial results for the third quarter and nine months ending September 30, 2013.

Company Highlights

●	Third Quarter 2013
o	Revenue increased 9% to $27.8 million
o	International revenue increased 15% to $16.4 million
o	Net income was $331,000 or $0.02 per diluted share

●	Nine months of 2013
o	Net revenues increased 16% to $80.2 million
o	Domestic revenues increased $1.2 million to $32.4 million
o	International revenues increased 26% to $47.8 million
o	Net income was $244,000 or $0.01 per diluted share

Gary Raymond, Chief Executive Officer of SPAR Group, commented, “Management is pleased with the overall revenue growth that the Company has achieved throughout the third quarter and nine month period ended September 30, 2013. SPAR’s top line success continues to be driven by our international business, most notably the integration of the acquisitions in South Africa and India and the organic growth of our operations in China and Mexico. Domestically, we completed the integration of the MFI transaction which is now providing profitable revenue to our bottom-line.”

Mr. Raymond continued, “Going forward management will continue to implement stringent cost reduction initiatives in order to reduce operating expenditures and increase margins throughout all business operations. The Company’s balance sheet remains strong, which will allow us to leverage our proven growth strategy of targeting and acquiring immediately accretive acquisitions. Management expects to capitalize on the numerous growth opportunities ahead as we increase overall profitability during the fourth quarter, traditionally our strongest period.”

Financial Results for the three and nine-month periods ended September 30, 2013 and 2012

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
			Change				Change
	2013	2012	$	%	2013	2012	$	%
Net revenue:
Domestic	$11,327	$11,016	$311	3%	$32,390	$31,182	$1,208	4%
International	16,426	14,341	2,085	15%	47,762	37,802	9,960	26%
Total	$27,753	$25,357	$2,396	9%	$80,152	$68,984	$11,168	16%

Gross profit:
Domestic	$3,446	$3,243	$203	6%	$9,908	$9,945	$(37)	-%
International	3,079	3,072	7	-%	8,992	8,484	509	6%
Total	$6,525	$6,315	$210	3%	$18,900	$18,429	$472	3%

Net income (loss) attributable to SPAR Group, Inc.:
Domestic	$192	$617	$(425)	(69)%	$236	$1,808	$(1,572)	(87)%
International	139	(39)	178	456%	8	(205)	213	104%
Total	$331	$578	$(247)	(43)%	$244	$1,603	$(1,359)	(85)%

Earnings per diluted share:
	$0.02	$0.03	$(0.01)		$0.01	$0.07	$(0.06)

As of August 31, 2013, the Company divested its interests in its Romanian subsidiary. As a result, the table above and attached financial statements reflect accounting for that subsidiary as a discontinued operation. Consolidated net revenue for the three and nine month periods ended September 30, 2013, increased 9% and 16%, respectively, when compared to the same periods in 2012. The increases in net revenue were primarily due to a strong performance from our subsidiaries in South Africa, India, China, Mexico and Japan. Continued growth in SPAR Group's domestic operations also contributed to the increase and was primarily due to incremental revenue from the recent acquisition of general merchandising and in-store audit services from Market Force Information, which was partially offset by a decrease in syndicated service and other project work.

Consolidated gross profit for the three and nine month periods ended September 30, 2013, were slightly ahead of last year’s levels. The Company’s gross profit margins were 24% for both the three and nine month periods ended September 30, 2013 compared to 25% and 27% for the same periods in 2012. Gross profit margins domestically were 30% and 31% for the three and nine month periods, ended September 30, 2013, respectively as compared to 29% and 32% for the same periods in 2012. The Company continues to focus on managing the mix of project work compared to syndicated work on a year-over-year basis. International gross profit margins were 19% for both the three and nine month periods ended September 30, 2013 compared to 21% and 22% for the same periods in 2012. The decrease in international gross margin percentages were primarily due to higher cost margin business in the new markets of Turkey, India and the unfavorable mix of business in Australia, Japan and China.

Net income attributable to SPAR Group decreased 43% and 85% for the three and nine month periods ended September 30, 2013, respectively, when compared to the same period a year ago. The decreases in net income for the three and nine month periods ended September 30, 2013, were driven primarily by increased spending in our domestic operations partially offset by improved international operations.

Balance Sheet as of September 30, 2013

As of September 30, 2013, cash and cash equivalents were $3.1 million. Working capital was $8.6 million and the Company's current ratio was 1.6 to 1.  Total current assets and total assets were $23 million and $29.9 million, respectively.  Total current liabilities and total liabilities were $14.4 million and $14.6 million, respectively.  Shareholders' equity was $15.4 million at September 30, 2013.

Later today, the Company plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and will host a shareholder conference call on Thursday, November 14, 2013 at 11:00 a.m. eastern time during which time Mr. Gary Raymond, President and Chief Executive Officer, and Mr. James Segreto, Chief Financial Officer, will discuss the Company's third quarter 2013 financial results and provide a shareholder update on recent business developments.

Conference Call Details:
Date: Thursday, November 14, 2013
Time: 11:00 a.m. ET
TOLL-FREE: 1-877-941-4774
TOLL/INTERNATIONAL: 1-480-629-9760

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call.  A telephonic replay of the conference call may be accessed approximately three hours after the call through November 21, 2013 by dialing 1-877-870-5176, or 1-858-384-5517 for international callers, and entering the replay pin number 4649005.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://www.viavid.net/.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations.  The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001 . Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls.  The Company operates throughout the United States and internationally in 10 of the most populated countries, including China and India.  For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call are forward-looking, including (without limitation) expectations or guidance respecting continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control.  The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those factors and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.  All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:

James R. Segreto

Chief Financial Officer

SPAR Group, Inc.

(914) 332-4100

Investors:

Chris Camarra

Alliance Advisors, LLC

(212) 398-3487

SPAR Group, Inc.
Consolidated Statements of Income and Comprehensive Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net revenues	$27,753	$25,357	$80,152	$68,984
Cost of revenues	21,228	19,042	61,252	50,555
Gross profit	6,525	6,315	18,900	18,429

Selling, general, and administrative expense	5,747	5,112	16,900	15,518
Depreciation and amortization	388	297	1,097	859
Operating income	390	906	903	2,052

Interest expense	28	32	80	95
Other income, net	(5)	(29)	(73)	(36)
Income before provision for income taxes	367	903	896	1,993

Income taxes expense (benefits)	(139)	62	200	134
Income from continuing operations	506	841	696	1,859
Income from discontinued operations	17	18	98	95
Net income	523	859	794	1,954
Net income attributable to the non-controlling interest	(192)	(281)	(550)	(351)
Net income attributable to SPAR Group, Inc.	$331	$578	$244	$1,603

Basic income per common share:
Continuing operations	$0.02	$0.03	$0.01	$0.08
Discontinued operations	$–	$–	$–	$–

Diluted income per common share:
Continuing operations	$0.02	$0.03	$0.01	$0.07
Discontinued operations	$–	$–	$–	$–

Weighted average common shares - basic	20,503	20,275	20,483	20,175

Weighted average common shares - diluted	21,781	21,987	21,708	21,682

Net income	$523	$859	$794	$1,954
Other comprehensive income (loss):
Foreign currency translation adjustments	56	158	(505)	(37)
Comprehensive income	$579	$1,017	$289	$1,917
Comprehensive income attributable to non-controlling interest	(192)	(281)	(550)	(351)
Comprehensive income (loss) attributable to SPAR Group, Inc.	$387	$736	$(262)	$1,566

SPAR Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$3,111	$1,792
Accounts receivable, net	19,037	21,414
Deferred income tax	178	194
Prepaid expenses and other current assets	710	596
Total current assets	23,036	23,996

Property and equipment, net	2,039	1,777
Goodwill	1,792	1,792
Intangibles	2,410	1,468
Other assets	651	237
Total assets	$29,928	$29,270

Liabilities and equity
Current liabilities:
Accounts payable	$4,024	$4,177
Accrued expenses and other current liabilities	5,419	6,729
Accrued expense due to affiliates	2,159	705
Customer deposits	627	263
Lines of credit	2,214	2,393
Total current liabilities	14,443	14,267
Long-term debt and other liabilities	129	268
Total liabilities	14,572	14,535

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares - 2,445,598
Issued and outstanding shares – None - September 30, 2013
None - December 31, 2012	-	-
Common stock, $.01 par value:
Authorized shares - 47,000,000
Issued shares – 20,647,969 – September 30, 2013
20,469,471 – December 31, 2012
Outstanding shares – 20,519,319 – September 30, 2013
20,456,453 – December 31, 2012	206	205
Treasury stock, at cost, 128,650 shares	(252)	(26)
Additional paid-in capital	15,267	14,738
Accumulated other comprehensive loss	(887)	(382)
Accumulated deficit	(1,452)	(1,696)
Total SPAR Group, Inc. equity	12,882	12,839
Non-controlling interest	2,474	1,896
Total equity	15,356	14,375
Total liabilities and equity	$29,928	$29,270

Note: The Balance Sheet at December 31, 2012, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.